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# Current Offerings



**Günther Uecker** ((b. 1930))

4 days, 7 hours [What's this?]

Weisses Feld (1987)



Günther Uecker (b. 1930) is an internationally recognized contemporary German artist, who is best known for his sculptural paintings, or reliefs, that are created with nails, usually hammered directly into the surface.

INVESTMENT THESIS

Price Appreciation of Similar Works
17.8%

Appraised Value
N/A

Initial Offering
$1,110,000

Similar Sales



$971.3k
$728.5k
$485.7k
$242.8k
$0.0
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Investment Overview

| | |
|---|---|
| Offering Circular | sec.gov/edgar |
| Auction History | significant 35 years |
| 2019 Auction Sales | low $6,375,601 |
| Repeat Sales | view |

**0%** Progress

INVEST NOW

DEAL SHEET

## WHY WE LIKE THIS PAINTING

- Composed of industrial nails in relief on board, the works from the *Weisses Feld (White Field)* series by German contemporary artist Gunther Uecker (b. 1930) are his most iconic and sought after works.
- While earlier 60s examples generally carry a premium, we are seeing momentum for the later examples, including a 1982 Weisse Feld example that sold for $1,962,0911 on February 11, 2020 – the 4th most expensive work by Uecker.
- Although there are no guarantees, similar works have appreciated by 17.8% per year historically.
- Masterworks was offered other significant works at prices in excess of $1,500,000 before acquiring *Weisses Feld* (1987), which we are pleased to be offering to investors at $1,100,000.
- Uecker is represented by prestigious international blue-chip gallery, Lévy Gorvy, and has exhibited in over 60 countries worldwide.

*Past performance is no guarantee of future results. An investor must read the Offering Circular before making an investment decision.*



2019 Auction Sales
**$6,375,601**

2019 Number of Lots Sold
**255**

# Günther Uecker

b. 1930 Wendorf, Germany

**The Painting**

Weisses Feld (1987)
White paint and nails on canvas on board
35 7⁄16 × 35 7⁄16 × 6 1⁄8 in. (90 × 90 × 15.5 cm.)

**Price Appreciation of Similar Works**[1]

17.8%

**Appraised Value**

N/A

**Initial Offering**

$1,110,000



## THE PAINTING IS AN EXCELLENT EXAMPLE THAT FURTHER EXPLORES THE SUBJECT OF TWENTY WORKS FROM THE ICONIC "FIELDS IN MOVEMENT" SERIES THAT UECKER COMPLETED IN 1964.

Masterworks has agreed to acquire *Weisses Feld (White Field)*, which measures 35 inches by 35 inches by 6 inches, in a privately negotiated transaction on December 16, 2020.

Most notable in Günther Uecker's oeuvre are precisely crafted nail reliefs, which he began working on in the late 1950s. These sculptural paintings represent both a studio process and meditative experience, during which the artist transforms a simple industrial material into an artistic medium. Each nail has been angled to create a sense of movement, which is further enhanced by the contrast of light, reflected by the artist's application of white paint, and shadow, formed by the sculptural depth of the nails. Within this aforementioned series by the artist, the Painting is a mid-sized work that is distinguished by both the energy of the arrangement of the nails and the painted white finish, which adds an overall brightness.

Two of Uecker's top auction results have come from larger paintings in the "Weisses Feld" series, demonstrating a strong demand for similarly composed works by the artist on the secondary market. On December 6, 2019, *Weisses Feld* (1994), sold at auction for €1,687,500 ($1,865,465), and more recently, on February 11, 2020 another *Weisses Feld (White Field)* (1982) sold at auction for £1,515,000 ($1,962,0911). The inclusion in this highly commercial series, the year, scale, composition, technique and execution make the Painting a desirable example by Günther Uecker.

Gunther Uecker has been recognized at important international events, including Documenta IV in 1968 and at the 1970 XXXV Venice Biennale. In 1990, a major retrospective of his work was mounted at the Kunsthalle der Hypo-Kulturstiftung in Munich. Additionally, works by the artist are featured in the collections of numerous prominent institutions, such as the Art Institute of Chicago, the National Gallery of Art in Washington, D.C., the Museum of Modern Art in New York, the Solomon R. Guggenheim Museum in New York, and the Courtauld Institute in London. As of December 22, 2020, Uecker is represented by the prestigious international dealers Dominique Lévy and Brett Gorvy at Lévy Gorvy Gallery, as well as by Axel Vervoordt Gallery.

The sale of *Haar Der Nymphen* (1964) was the first work by the artist to sell for over one million dollars at auction, when it sold in 2010 for £825,250 ($1,289,205). Since then and as of December 22, 2020, nearly twenty works by Günther Uecker have also exceeded one million dollars at auction. As of December 22, 2020, Uecker's top auction results are led by *Both* (2011), which sold in 2017 for €2,838,000 ($3,368,167), followed by *Spirale I* (1997), which also sold in 2017 for £2,629,000 ($3,209,483), and *Hommage à Paul Scheerbart ("Scheerbartwesen")* (1960), which sold in 2015 for €1,875,000 ($2,107,500).

**Auction Results for Similar Works**[2]


$58K
$182K
$49K
$138K
$438K
$152K
$1M
$815K
$1.4M
$638K
$593K
$711K
$978K
$972K
$1.9M
$2M
$593K
2.0M
1.5M
1.0M
0.5M
0.0M
05/00
12/05
12/05
06/07
11/07
12/10
05/13
05/14
12/014
12/15
06/16
06/17
03/18
06/18
12/19
02/20
07/20

## Additional Photos









**Important Disclosures**

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Günther Uecker with the following criteria: Nail paintings created between 1970 and 1999 that are in a square format and are part of the "Feld" series or represent a similar composition to works of the "Feld" series, including selected works from the "Wind", "Stream" and "Woge" paintings, that are no smaller than 20 inches by 20 inches and no larger than 61 inches by 61 inches. Sales of paintings where the data was incomplete, and the price realized was unavailable were excluded from the comparative set. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 17.8% CAGR implied from selected sales occurring from May 6, 2000 to July 9, 2020.

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